ADVERTISING PRODUCTION AGREEMENT


This ADVERTISING PRODUCTION AGREEMENT is dated as April 25, 2000 and is between TRICOM PICTURES & PRODUCTION CO., INC., 2001 W. Sample Road, Pompano Beach, FL 33064, a Florida corporation, and SHAMAN PHARMACEUTICALS, INC., 213 Grand Avenue, South San Francisco, CA 94080, a Delaware corporation.


                                   Background


A. TRICOM PICTURES is in the business of developing and producing video television advertisements, including infomercials, spots, and promos.


B. SHAMAN is in the business of, among other things, worldwide advertising, marketing and distribution of consumer products including dietary supplements via television, radio and print media, telemarketing, credit card syndication, direct mail, catalog, etc.


C. The parties wish to set forth in this Agreement the terms upon which TRICOM PICTURES will produce an infomercial and offer video advertisements for IBS related Supplements which SHAMAN has developed and manufactured and shall be referred to as (the "Product"), which may include specific stock keeping units
(SKU) of NORMAL STOOL FORMULA AND/OR NORMAL STOOL FORMULA BUNDLED IN A KIT WITH OTHER RELATED PRODUCTS.


NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follows:


                                  Exclusivity.


1.1 SHAMAN agrees that it will work exclusively with TRICOM PICTURES for production of any infomercials for the "Product" including the infomercial itself, television advertisements or TV spots supporting the infomercial and the "Product" sold on the infomercial, TV promos supporting the infomercial and the "Product" sold on the infomercial or any other call to action spots that provides the customer an avenue to purchase the products directly from SHAMAN or its fulfillment agent, providing TRICOM PICTURES meets the performance requirements contained herein. For the purpose of this agreement, the definition of a "call to action spot" will be defined as a TV spot that contains one or more telephone numbers and/or the SHAMAN web site address where consumers can purchase the "Product" directly from SHAMAN or its fulfillment agent.



2. Production of Programs


2.1 Generally. TRICOM PICTURES shall produce and edit a television infomercial of approximately 30 minutes in length and "spot" television advertisements as SHAMAN may direct (collectively, the "Programs"), each of which will describe, display and promote the benefits to be derived from the use of the Product and offer the Product for sale to the general public. Tricom pictures will edit a 90 second VNR out of the footage obtained for the infomercial.



2.2  Production Schedule

A) Generally. Prior to commencing work on the Programs, TRICOM PICTURES shall prepare and submit to SHAMAN a detailed production schedule with respect thereto (the "Production Schedule"). The Production Schedule shall include, without limitation, the following information with respect to the Programs:


B) Timetable. The projected timetable for all phases of creation and production of the Programs, including scripting, filming and editing, client review and approvals;


C) Approval. The Production Schedule shall be subject to written approval by SHAMAN. The Production Schedule may be revised from time to time, subject to written approval of each revision by SHAMAN. Notwithstanding the foregoing, SHAMAN shall be deemed to have approved a Production Schedule (or a revision thereto) if SHAMAN shall not have objected thereto within five (5) days after SHAMAN's receipt thereof.


D) Scripting. TRICOM PICTURES shall write or cause to be written a script for the Program. Prior to commencement of shooting of the Program, TRICOM PICTURES shall submit the script thereof to SHAMAN for its approval. In the event that SHAMAN does not approve any script submitted by TRICOM PICTURES, SHAMAN may, in its discretion, (i) require TRICOM PICTURES to revise such script, (ii) revise such script itself, (iii) engage a third party to revise such script.


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2.3 Talent. TRICOM PICTURES shall be responsible for the selection and direction of  actors  and other  persons  who are to  appear  in each  Program  ("Talent")
Engagement by TRICOM PICTURES of Talent for each Program shall be subject to prior written approval by SHAMAN.


2.4 Testimonials. TRICOM PICTURES shall, at the direction of SHAMAN, and may, in all other Cases in which TRICOM PICTURES so elects and SHAMAN concurs, incorporate into any Program testimonials of users of the Products. In each such case, TRICOM PICTURES shall be responsible for coordinating the attendance of all persons providing such testimonials at such location(s) as the parties shall determine for purposes of filming, taping and/or photographing. The costs of incorporating such testimonials into the Programs (including, without limitation, the costs of all such filming, taping and photographing and the reasonable travel costs incurred by the providers of such testimonials), shall be paid by Tricom. Tricom shall have the authority to offer individuals providing testimonials free "Product" to meet their personal needs for a period of up to one year from the time of production.


2.5  Production.

(a) Generally. TRICOM PICTURES shall, be responsible for the production of the Programs. TRICOM PICTURES may engage the services of an executive producer, scriptwriters and all other necessary creative and technical personnel as long as there is no additional cost to SHAMAN.

(b) Pre-production Outline. Not less than ten (10) days before the first scheduled day of shooting of the Programs, TRICOM PICTURES shall provide SHAMAN with a pre-production outline thereof (the "Pre-production Outline"). The Pre-production Outline shall contain a summary of the storyline, script and all Product demonstrations and Video Production Enhancements (as defined below) then proposed to be included in the Program. SHAMAN shall promptly review the Pre-production Outline and shall have the right of approval of all elements thereof. For purposes of this Agreement, "Video Production Enhancements" shall mean video production techniques which are used to amplify, emphasize, accelerate, clarify or otherwise portray (i) an actual event in a fashion other than as occurs in nature, or (ii) a Product or its properties, attributes or capabilities. Examples of Video Production Enhancements include (without limitation) taping in controlled lighting conditions or from specially selected angles, accelerating the speed of an event, amplifying the sound of an event, using an artificial aid to reproduce an event which occurs in nature but is not susceptible of depiction in a studio environment, and altering in any way the natural or customary state or properties of any object used to demonstrate a Product.

(c) Final Outline. Not less than five (5) days before the first scheduled day of shooting of the Programs, TRICOM PICTURES shall provide SHAMAN with a final outline thereof (the "Final Outline"). The Final Outline shall consist of the Pre-production Outline as it may have been modified and shall detail all stage directions, props, staging techniques, Product demonstrations and Video Production Enhancements proposed to be used in the Programs. SHAMAN shall promptly review the Final Outline and shall have the right of approval of all elements thereof.


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2.6  Final Editing; Post-Production: Completion.

TRICOM PICTURES shall be responsible for final editing and post-production services necessary to prepare the Program for television airing. Such services shall include, without limitation, delivery to SHAMAN of all completed Beta master videotapes of such Program, suitable for dubbing into same such toll-free telephone number and Product ordering information as SHAMAN may wish to insert. All final editing and post-production services shall be subject to approval by SHAMAN (which shall not be unreasonably withheld or delayed), and no Program shall be deemed completed until SHAMAN has accepted the same in writing; provided, however, that SHAMAN shall be deemed to have approved a Program if SHAMAN shall not have objected thereto within ten (10) days after SHAMAN's receipt thereof.


2.8  Expenses

There shall be no other charges or fees except those listed in the fee section of this contract incurred without the express written consent of SHAMAN except that SHAMAN shall be responsible for its own travel and accommodation costs for any of the employees and representatives when they wish to attend any portion of the pre-production, production, or post production process.


2.9  Project Fees

$450,000 is the total project fee.
$300,000 will be paid by SHAMAN to TRICOM in the form of cash. An additional $150,000 will be paid in the form of stock pursuant to the terms of the memorandum for convertible debt attached. The stock portion will be paid as if $150,000 cash were being put into the convertible memorandum upon signing of the agreement and within 15 days SHAMAN will remit $150,000 cash and $150,000 worth of stock. The balance of $150,000 cash is payable within three (3) days after approval of the rough cut.



3. Television Advertising.


3.1 Broadcast of Programs. SHAMAN shall have exclusive control over and shall be responsible for the broadcast and transmission of the Programs via broadcast, cable and satellite television, at such times, with such frequency, in such markets and on such networks and stations as SHAMAN, in its sole judgment, shall determine.


3.2 Television Advertising: Costs. SHAMAN shall bear all costs incurred from and after the date of this Agreement in connection with the airing of the Programs with the exception of $150,000 of test media allocated for in the project fee. (Tricom will plan and purchase the initial $150,000 of test media and any additional media on behalf of SHAMAN as an agent.)


3.3 Substantiation and Documentation of Product Attribute. The program shall be based upon such attributes or claims made about the Products as have been documented or substantiated to SHAMAN's reasonable satisfaction. SHAMAN shall provide (or cause to be provided), at its sole expense, all such documentation and substantiation as TRICOM shall reasonably determine may be necessary to facilitate compliance with all applicable laws in the jurisdictions within which the Program shall be shown (including, without limitation, results of any and all tests of the Product to which TRICOM PICTURES shall have access).


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3.4 Election to Terminate.  If, at any time during the production and before the
airing  the  Program  contemplated   pursuant  to  Section  2.1  hereof,  SHAMAN
determines, in its sole judgment, that it no longer wishes to continue with production of the Program, then SHAMAN may terminate this Agreement upon written notice to TRICOM PICTURES. In the event termination occurs, with the exception of termination for failure to perform as outlined in section 9.1(c) regardless of the reason for such termination, as long as such failure is not due to SHAMAN preventing TRICOM from performing in any way including but not limited to failure to provide approvals or information the project fee paid by SHAMAN will be deemed earned in full and only the dollars allocated for purchasing media will be refunded. With the exception of termination for failure to perform, in no event will more than $75,000 be refunded which is equal to the cash portion of the $150,000 of media denoted in this agreement. If SHAMAN believes there is a failure by TRICOM to perform, they must notify TRICOM in writing via overnight carrier and give TRICOM reasonable time and in no case less than twenty business days to correct any alleged failure to perform prior to requesting a refund of any dollars for failure to perform.



4. Royalties.


4.1 Royalty Payable by SHAMAN.

(a) Infomercial. Product Sales. In consideration of the creative responsibility and management of the production of the Program and the performance and observance by TRICOM PICTURES of its representations, warranties, covenants and other obligations under this Agreement, SHAMAN shall pay to TRICOM PICTURES a royalty on SHAMAN's Net Sales of the Products defined in Section 4.1(g), hereof) made via infomercial advertising (i.e. those product sales generated directly by an Infomercial), and (as provided in Section 4.1(g), below) via print advertising where the ad contains the specific set of Products (hereinafter a "Kit") advertised in the infomercial, and where the purchasers are new to SHAMAN's self-generated customer list.

(b) "Back-End" Sales: SHAMAN shall pay TRICOM PICTURES a royalty on SHAMAN's ongoing Net Sales of Products which were included in the infomercial, as a Kit or individually, to any Purchasers where the original sale to such Purchaser was generated directly by an infomercial, and such sale occurred within the previous 24 months.

(c) "Back-End" Sale Royalty Rate: The royalty payable by SHAMAN to TRICOM PICTURES pursuant to Section 4.1(c) hereof shall be 10% on Net Sales for the first $10,000,000 and 7.5% on net sales of over $10,000,001 to $15,000,000 and
6% on net sales of over $15,000,001.

(d) Print Sales: SHAMAN shall pay TRICOM PICTURES a royalty on SHAMAN's Net Sales of Products to new customers via "front-end" print media, where the print media refers directly to the infomercial, but only after SHAMAN has conducted testing sufficient, in SHAMAN's opinion, to show a lift in response that covers the royalty rate.

(e) Print Sales Royalty Rate: The royalty payable by SHAMAN to TRICOM PICTURES pursuant to Section 4.1(e) hereof shall be consistent with the royalty rates outlined in Section 4.1(c) above. For the purpose of calculating royalties, Net Sales from Print and TV will be aggregated to provide a single, Total Net Sale number for each reporting period as outline din Section 4.2.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1) Returns. "Returns" shall mean all bona fide allowances and credits to customers on account of rejection or return of any of the Products.

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(2) Uncollectible  Accounts.  "Uncollectible  Accounts" shall mean losses due to credit card chargebacks, bad checks and, other uncollectible debts.

(3) Media Costs. "Media Costs" shall mean all costs directly associated with the purchase of cable, broadcast and satellite air time (including all third-party placement fees and commissions.

(4) Net Orders. "Net Orders" shall mean SHAMAN's gross number of orders for the Products less returns and uncollectible accounts.

(5) Net Sales: "Net Sales" shall mean SHAMAN's gross sales in dollars, less returns, postage and handling charges, discounts, and uncollectible accounts.

(h) In no event shall a royalty be paid to TRICOM PICTURES by SHAMAN for any sales made more than two (2) years after termination of the agreement.

4.2 Record Keeping, Reporting: and Remittance. During the term of this Agreement and for at least two years thereafter, SHAMAN shall maintain and retain complete and accurate records of all sales of the Products on which royalties are owed pursuant to this Agreement. So long as such sales of the Products shall continue and whether or not any royalty is due hereunder, SHAMAN shall render to TRICOM PICTURES within five (5) working days of the last working day of each month a true and correct accounting setting forth the following information for the preceding month: (i) gross orders received; (ii) Returns and Uncollectible Accounts; and (iii) calculations determining the royalty payable on such sales. Payment in the amount of the applicable royalty on net sales so reported in each such accounting shall be made to TRICOM within 30 days of submitting each accounting.


4.3 Inspection and Audit Rights. During the period for which records are required to be kept pursuant to Section 4.2 hereof, all such records shall be made available for inspection by each of the parties (or its designee) at its expense during normal business hours upon reasonable prior notice (which in any event shall not be less than five business days). Each party may cause such records to be audited at its expense not more than once in any twelve-month period; provided, however, that if any such audit discloses underpayment of royalties due hereunder by more than 5% of the total amount actually due, then the party whose records are being audited shall bear the reasonable costs of such inspection. Each party shall cooperate fully with all such audits.


5. Proprietary Rights.


5.1 Licensor's Intellectual Property.

(a) Generally. Subject to the rights granted to SHAMAN hereunder, all right, title and interest and TRICOM PICTURES' Artwork or any other intellectual property rights it may have apart from this Agreement (collectively, "TRICOM PICTURES' Intellectual Property") is and shall remain, as between TRICOM PICTURES and SHAMAN, the sole property of TRICOM PICTURES, and neither SHAMAN nor any third party shall acquire any right, title or interest in TRICOM PICTURES' Intellectual Property by virtue of this Agreement or otherwise, except as expressly provided herein. Any unauthorized use of TRICOM PICTURES'
Intellectual Property by SHAMAN or any third party shall be deemed an infringement of the rights of TRICOM PICTURES therein. SHAMAN shall not in any way or at any time dispute or attach the validity or harm or contest the rights of TRICOM PICTURES in or to any of TRICOM PICTURES' Intellectual Property. SHAMAN shall display such notices as may be necessary or, in TRICOM PICTURES' reasonable judgment, desirable in order to preserve and protect TRICOM PICTURES' proprietary rights in TRICOM PICTURES' Intellectual Property.

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(b)  Enforcement of Rights.  TRICOM PICTURES shall have the right (but shall not be required) to enforce its rights in TRICOM PICTURES' Intellectual Property against infringement thereof. If SHAMAN requests TRICOM PICTURES to enforce such rights and TRICOM PICTURES declines to do so, SHAMAN shall have the right (but shall not be required) to enforce such rights in TRICOM PICTURES' name. In such case, SHAMAN shall be responsible for all costs of such enforcement efforts. SHAMAN shall fully inform TRICOM PICTURES of the status of such efforts, and TRICOM PICTURES shall retain the right to assume control of any such efforts at any time, at which time TRICOM PICTURES shall reimburse SHAMAN for all costs associated with its enforcement efforts up to the time that TRICOM PICTURES assumes control of the enforcement effort and shall bear all subsequent costs of such enforcement efforts. The net proceeds (if any) of any settlement, judgment or award resulting from such enforcement efforts shall be divided among TRICOM PICTURES and SHAMAN in direct proportion to the expenses thereof born by each of the parties.


5.2 SHAMAN's Intellectual Property. All right, title and interest (including, without limitation, all rights arising under the Copyright Act, the Trademark Act and all other applicable laws) in and to the entire editorial, visual, audio, and graphic content of all advertisements and promotional materials developed by SHAMAN in connection with its activities under this Agreement, including, without limitation, (i) each Program and the performance recorded therein, (ii) all raw footage shot in the course of producing each Program,
(iii) all trademarks for the Products developed or controlled, by SHAMAN, (iv) all musical compositions included in each Program, and (v) all packaging designs developed by SHAMAN for the Products (collectively, SHAMAN's "Intellectual, Property") shall be and remain the sole property of SHAMAN, and neither TRICOM PICTURES nor any third party shall acquire any right, title or interest in SHAMAN's Intellectual Property by virtue of this Agreement or otherwise. Any unauthorized use of any of SHAMAN's Intellectual Property by TRICOM PICTURES or any third party shall be deemed an infringement of the rights of SHAMAN therein. TRICOM PICTURES shall not in any way or at any time dispute or attach the validity or harm or contest the rights of SHAMAN in or to such notices as may be necessary or, in SHAMAN's reasonable judgment, desirable in order to preserve and protect SHAMAN's proprietary rights in SHAMAN's Intellectual Property.


5.3 Customer List. SHAMAN may compile a list of the names and addresses of persons and entities who order the Products through it or are otherwise targeted by or on behalf of it as potential customers of the Products (the "Customer List"). The Customer List shall be and remain SHAMAN's exclusive property during the term and following any termination of this Agreement.



6. Additional Representations and Warranties. Each party represents and warrants to the other as follows:

6.1 Power and Authorization. It has all requisite power and authority (corporate and otherwise) to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.


6.2 No Conflict. Its execution and delivery of this Agreement and the performance or its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.


6.3 Enforceability. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement or creditors' rights and except as enforcement is subject to general equitable principles.


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7. Indemnification.


7.1  By SHAMAN.

(a) Generally. Subject to Section 7.1(b) hereof, SHAMAN shall defend, indemnify and hold harmless TRICOM PICTURES, its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including, without limitation, claims, damages, judgments, awards, settlements, costs, and attorneys fees and disbursements (collectively "Claims") which any of them may incur or become obligated to pay arising out of or resulting from (i) TRICOM PICTURES' authorized use of any material and information provided to TRICOM PICTURES by SHAMAN (including information and data provided to TRICOM PICTURES by SHAMAN in order to substantiate claims, including claims as to, SHAMAN's competitors, made in advertising or any other material for SHAMAN) or of copyrighted material, artwork, or any other property belonging to third parties obtained by SHAMAN which are used by TRICOM PICTURES in performing services for SHAMAN; or, (ii) the use of SHAMAN's products or services by any third party; or, (iii) the breach by SHAMAN of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

(b) Exceptions. SHAMAN shall have no duty under Section 7.1(a) hereof or otherwise to defend, indemnify or hold harmless with respect to any claims which
(i) arise out of or result from the breach by TRICOM PICTURES of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (ii) are subject to TRICOM PICTURES' duty to defend, indemnify and hold harmless pursuant to Section 7.2(a) hereof.


7.2 BY TRICOM PICTURES.

(a) Generally. Subject to Section 7.2(b) hereof, TRICOM PICTURES shall defend, indemnify and hold harmless SHAMAN, its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all Claims which any of them may incur or become obligated to pay arising out of or resulting from (i) the breach by TRICOM PICTURES of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; (ii) arise out of or result from any fraud, knowing misrepresentation or negligence by or on behalf of TRICOM PICTURES with respect to the attribution or depiction of any of the Products advertised in any Program; or (iii) the unauthorized use of the name, likeness or voice of any person, or any libel, slander, defamation, disparagement; piracy, plagiarism, idea misappropriation or infringement or copyright, title, slogan or other property rights, or any invasion of privacy or publicity, or unfair competition alleged in conjunction with any of the above causes of action.

(b) Exceptions. TRICOM PICTURES shall have no duty under Section 7.2(a) hereof or otherwise to defend, indemnify or hold harmless with respect to any Claims which (i) arise out of or result from any fraud, knowing misrepresentation or deception by or on behalf of SHAMAN with respect to the attributes or depiction; of any of the Products advertised in any Program; (ii) arise out of or result from the breach by SHAMAN of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement; or (iii) are subject to SHAMAN's duty to defend, indemnify and hold harmless pursuant to Section 7.I(a) hereof.


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7.3  Procedure.   Promptly  after learning of the occurrence of any event which may give rise to its rights under the provisions of this section, any person seeking .to enforce such rights (a "Claiming Person") shall give written notice of such master to the party against whom enforcement of such rights is sought (the "Indemnifying Party"). The Claiming Person shall cooperate with the Indemnifying Party in the negotiation, compromise and defense of any such matter. The Indemnifying Party shall be in charge of and control such negotiations, with respect thereto, provided that the Indemnifying Party shall promptly notify the Claiming Person of all developments in the matter. In no event shall the Indemnifying Party compromise or settle any such matter without the prior written consent of the Claiming Person, which shall not be bound by any such compromise or settlement absent its prior consent.



8. Term

8.1  Generally.  Unless sooner  terminated in accordance  with the provisions of
Section 9 hereof, this Agreement shall remain in full force and effect for an "Initial Term" commencing as of the date hereof and ending on April 30,2002 and for such further Additional Term(s) (as defined in Section 8.2 hereof) as may follow.



9. Termination.


9.1 Termination Events.

(a) Termination Upon Unsuccessful Conclusion of Test Marketing.
SHAMAN may terminate this Agreement concurrently with written notice to TRICOM PICTURES of the unsuccessful conclusion (in SHAMAN's sole judgment) of any test marketing conducted by SHAMAN. If a agreement is terminated for any reason, all fees are still due TRICOM and all fees are deemed earned and only the dollars to be refunded will be as described in Section 3.4.

(b) Termination Before Airing of Program.
SHAMAN may terminate this Agreement concurrently with written notice to TRICOM PICTURES of its election, in accordance with Section 3.4 hereof, not to continue with production of the Programs.

(c) Failure to Perform.
In the event that TRICOM fails to perform its agreed to duties as stated in this Agreement, SHAMAN may terminate this Agreement with written notice to TRICOM PICTURES. As long as such failure is not due to SHAMAN preventing TRICOM from performing in any way including but not limited to failure to provide approvals or information. If SHAMAN believes there is a failure by TRICOM to perform, they must notify TRICOM in writing via overnight carrier and give TRICOM reasonable time and in no case less than twenty business days to correct any alleged failure to perform prior to requesting a refund of any dollars for failure to perform. In the event of termination for failure to perform, TRICOM PICTURES will refund all unspent/uncommitted production dollars and media dollars to SHAMAN.

10. Confidential Information. The parties contemplate that each may come into contact with the confidential information of the other, its customers, suppliers, and/or other consultants, including (1) information of a technical nature, such as "know-how," secret processes, inventions and research projects,
(2) information of a business nature, such as information about costs, profits, markets, sales, lists of customers, (3) plans for future developments and products, and (4) other information of a similar nature to the extent not available to the public. Each party agrees to keep secret all such confidential information and further agrees not to use such information or to disclose it to anyone outside of the other, either during or after the period of this Agreement except upon the written consent of the other. Each party agrees that at any time, upon the other's request and, in any event upon termination of this Agreement, to deliver to the other party all originals and copies then in its possession of any Confidential Information.



11. Injunction. Each party acknowledges that a breach of its obligations of exclusivity under Section 1.1 hereof or confidentiality under Section 13 hereof will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to injunctive relief and/ or an order for specific performance, without bond, with respect to such breach. The breaching party shall not oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the non-breaching party may have upon the breach of the other party's obligations of exclusivity or confidentiality hereunder.



12. Independent Contractors. Both parties to the Agreement are independent contractors, and neither is authorized to nor shall act as the agent for the other. The control and conduct of the work performed by each under this Agreement shall rest solely with such party.



13. Force Majeure. Neither party shall be responsible for any resulting loss if the fulfillment of any terms or provisions of this Agreement are delayed or prevented by riots, wars, acts or enemies, national emergencies, strikes, floods, fires, acts of God, or by any other cause not within the control of the party or its subcontractors whose performance is interfered with which by the exercise of reasonable diligence such party or subcontractor is unable to prevent, whether of the class or cause enumerated above or not.

14 Miscellaneous.

14.1 Notices. All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission, (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid, to the third party for whom intended to the following addresses:

Jack Levine
TRICOM PICTURES
2001 West Sample Road
Suite 101
Pompano Beach, FL 33064


Lisa Conte
SHAMAN Pharmaceuticals, Inc.
213 E. Grand Avenue
South San Francisco, CA   94080
Cc: Legal Department


Any party may by written notice given to the other in accordance with this Agreement change the address to which notices to such party are to be delivered.


14.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect to the subject matter hereof. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (i) it has carefully read this Agreement; (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof; (iii) the meaning and effect of the various, terms and provisions hereof have been fully explained to it by such counsel; (iv) it has conducted such investigations contemplated hereby; and (v) it has executed this Agreement of its own free will.

14.3 Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by all of the parties.

14.4 Waiver of Breach. The failure of any party hereto at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any provisions hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

14.5 Assignability This agreement is personal to the parties and not assignable by them with the sole exception that SHAMAN may assign its rights and obligations hereunder, in whole or in part, to any affiliated corporation controlled by or under common control with SHAMAN, without the prior written consent of TRICOM PICTURES.

14.6 Governing Law. All matters affecting the interpretation, form, validity and performance of this Agreement shall be governed by the laws of the State of New York, U.S.A and venue for any action shall be in the courts of New York County New York.

14. 7 Severability. An or the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

14.8 Survival. The provisions of Sections 4 (royalties), 5 (proprietary rights), 7 (indemnification), 9 (rights upon termination) and 10 (confidentiality) shall survive the termination of this Agreement.

14.9. Arbitration. In the event of any dispute between the parties, the dispute shall be resolved by arbitration before the Florida Arbitration Association, in accordance with its rules then in effect, pursuant to the laws of the State of Florida applicable to contracts made and performed in that state.

14.10. Costs and Attorneys' Fees. If any action is necessary to enforce any of the terms and conditions of this Agreement, including arbitration as described above, the prevailing party shall be entitled to receive from the other party all related costs and fees, including reasonable attorneys' fees, and the prevailing legal interest rate on all debts from the date of default.

14.11 Interpretation and Construction. This Agreement has been fully and freely, negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

Attest:


                              TRICOM PICTURES INC.



By:/s/Bonnie Harrison                   By: /s/Mark Alfieri
---------------------                      ------------------

Title:Office Manager                    Title: Executive Producer 5/2/00
---------------------                         ----------------------------

                              SHAMAN BOTANICAL.COM



By:/s/ Loretta L. Su                    By: Thomas F. White
---------------------                      -------------------

Title: Controller                       Title: Sr. Vice President Communications
---------------------                         ----------------------------------

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